Exhibit 16(a)

Deloitte & Touche LLP
Suite 900
600 Renaissance Center
Detroit, MI 48243-1895
USA

Tel: + 1 313 396 3000
Fax: + 1 313 396 3618
www.deloitte.com
July 12, 2006
Mr. Robert J. Dellinger
Executive Vice President and Chief Financial Officer
Delphi Corporation
5725 Delphi Drive
Troy, MI 48098
Dear Mr. Dellinger:
This is to confirm that the client-auditor relationship between Delphi Corporation (Commission File No. 1-14787) and Deloitte & Touche LLP has ceased.
Yours truly,

cc:	Office of the Chief Accountant
Securities and Exchange Commission
Attn: PCAOB Letter File — via fax — (202) 772-9251

Mr. Robert S. Miller, Chairman of the Board and Chief Executive Officer
Mr. Robert H. Brust, Chairperson of the Audit Committee

Member of
Deloitte Touche Tohmatsu